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                                                                    EXHIBIT 10.7




December 16, 1992




PRIVATE & CONFIDENTIAL
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Mr. Howard M. Meyers
Chairman of the Board,
 President, and Chief Executive Officer
Bayou Steel Corporation
P.O. Box 5000
River Road
LaPlace, LA  70068

Dear Howard:

     This letter sets forth the terms and conditions of the agreement between Patricof & Co. Capital Corp. ("Patricof") and Bayou Steel Corporation ("Bayou" or the "Company") pursuant to which Patricof will, for a period of twelve months from the date of the execution of this letter, act as the exclusive financial advisor to and agent of Bayou with respect to the possible acquisition or other combination of Athlone Industries, Inc.'s ("Athlone") wholly-owned subsidiary, Green River Steel Corporation ("Green River") by the Company or an affiliate of the Company (the "Acquisition"). Should Bayou choose to pursue an acquisition or other combination of Athlone, Bayou agrees to enter into a separate agreement with Patricof in the form of Patricof's letter of November 24, 1992.

     In its capacity as financial advisor, Patricof will assist Bayou in (i) continuing the conversations with Athlone and its advisor, Morgan Stanley & Co. which Patricof as initiated and brought to our attention; (ii) developing and evaluating financial and operating information on Green River; (iii) valuing Green River; (iv) recommending a negotiating strategy and assisting in negotiations with Athlone; (v) identifying and accomplishing the other steps necessary to the consummation of the Acquisition (the "Engagement"); and (vi) to such other investment banking services respecting the Acquisition as Bayou may request.
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     At the request of Bayou, MMG Placement Corp. will enter into a separate agreement under which MMG Placement Corp. will assist Bayou in privately placing the debt and equity securities required to finance the Acquisition. If so retained, MMG Placement Corp. will: (i) review background information prepared by Bayou; (ii) recommend a structure for the financing; (iii) identify potential corporate and/or institutional investors to participate in the financing; (iv) assist Bayou in preparing descriptive material for the purpose of soliciting investors for the financing; and (v) assist in negotiations with investors.

     In consideration of Patricof's services, Bayou agrees to pay Patricof a retainer of twenty-five thousand dollars ($25,000)/1/ payable upon execution of this agreement. These retainers will be fully creditable against the Success Fee payable to Patricof.

     Contemporaneously with the closing of the Acquisition, Bayou shall pay Patricof cash success fee (the "Success Fee") in the amount of at least four hundred thousand dollars ($400,000).

     The Company shall reimburse Patricof for its reasonable travel expenses and other out-of-pocket expenses (at Patricof's cost) incurred in performance of the services hereunder following Patricof's submission to Bayou of an invoice reasonably itemizing such expenses, including the cost of placing tombstone advertisements announcing the Acquisition.

     The engagement hereunder may be terminated by the Company or Patricof at any time upon __________ written notice to the other, provided that Patricof shall be entitled to the retainers and reimbursement of expenses in accordance with this letter through the date of termination; and provided, further, that
                                                      --------  -------
Patricof shall, nevertheless, be entitled to be paid the Success Fee if the Acquisition is effected within 12 months following the date of termination.

     Patricof will treat as confidential all non-public information concerning Bayou or Athlone which may come into its possession or be developed by it in the course of this engagement. Bayou shall not make any public disclosure of any advice rendered or conclusions presented by Patricof without Patricof's prior written consent.

     The Company agrees to indemnify and hold Patricof harmless in accordance with Exhibit A hereto, which is

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/1/    $5- 10,000 payable as of 12/18/92 and the balance to be paid if activity significantly continues.  Such fees will be paid promptly on billing.

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incorporated herein by reference and which shall survive the termination of this agreement.

     This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State. Any suits, claims, causes of action, or disputes arising under this agreement shall be brought in the courts of the State of Ne York or in the United States District Court for the Southern District of New York.

     This agreement is the sole and entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No modifications of this agreement shall be binding unless agreed to in writing by Patricof and the Company. This agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto provided that neither this agreement nor any of Patricof's rights, undertakings or obligations hereunder may be assigned by Patricof without the prior written consent of Bayou and any purported assignment without such consent is void.

     Kindly indicate your assent to the terms and conditions of our understanding by signing and returning a copy of this letter, the other copy of which is for your files. We look forward to working with you.


                                           Very truly yours,



                                           PATRICOF & CO. CAPITAL CORP.



                                           Robert B. Machinist
                                           President

AGREED AND ACCEPTED
THIS      DAY OF DECEMBER, 1992
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BAYOU STEEL CORPORATION


___________________________
Howard M. Meyers
Chairman of the Board,
  President, and Chief Executive Officer

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                                   EXHIBIT A

     Bayou Steel Corporation or any affiliate of Bayou in existence or to be formed ("the Company") agrees to indemnify and hold harmless Patricof & Co. Capital Corp and MMG ("Patricof") and affiliates, directors, officers, agents and employees, and each other person controlling Patricof or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, (collectively, the "Indemnified Parties") from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any such Indemnified Party may become subject which is related to or arises out of work undertaken by Patricof as part of the Engagement herein, and will reimburse any Indemnified Party hereunder for all reasonable expenses (including reasonable counsel fees) incurred by such Indemnified Party in connection with investigating or defending any such claim.

     Notwithstanding the foregoing, the Company shall not be liable to an Indemnified Party in respect to any loss, claim, liability or expense to the extent the same is determined, in a final judgment by a court of competent jurisdiction, to have resulted primarily from the gross negligence, bad faith or misconduct of any Indemnified Party.

     In the event of the assertion against any Indemnified Party of any such clam or the commencement of any such action or proceeding, the Company, after written notice from the Indemnified Parties, shall assume the investigation and the defense of such claim, action or proceeding with counsel of its choice at its expense. Bayou will not be liable for any settlement made without its written consent respecting any claim against the Indemnified Parties.

     If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold such Indemnified Party harmless as contemplated herein then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand, and the Indemnified Parties, as the case may be, on the other hand, but also the relative fault of the Company and any Indemnified Party, as the case may be, as well as any other relevant equitable considerations, provided, however, that the foregoing shall not apply in the event that it is determined by final judgment of a court of competent jurisdiction that the loss, claim, liability or expense resulted primarily from the gross negligence, bad faith or misconduct of any Indemnified Party.